Exhibit 99.3

ALTERRA CAPITAL ANNOUNCES $0.16 DIVIDEND

AND $100 MILLION SHARE REPURCHASE PLAN INCREASE

HAMILTON, BERMUDA, November 6, 2012—Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”) announced today that Alterra’s Board of Directors declared a dividend of $0.16 per share. The dividend is payable on December 4, 2012, to shareholders of record as of November 20, 2012.

In addition, on November 6, 2012, Alterra’s Board of Directors authorized an increase in the share repurchase plan of $100.0 million. Following this authorization, the amount available for share repurchases as of November 6, 2012 is $301.7 million.

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities and property and casualty insurers.

Contacts
Susan Spivak Bernstein Senior Vice President susan.spivak@alterra-bm.com 1-212-898-6640	Peter Hill Kekst and Company peter-hill@kekst.com 1-212-521-4800